Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	JURISDICTION

Aerostar International, Inc.	South Dakota, USA

Aerostar Integrated Systems, LLC (a)	Delaware, USA

GTH, Inc. (formerly known as Glasstite, Inc.)	Minnesota, USA

Raven Industries Australia Pty Ltd	Victoria, Australia

Raven Industries Canada, Inc.	Nova Scotia, Canada

Raven Industries GmbH	Solothurn, Switzerland

Raven Do Brazil Participacoes E Servicos Technicos LTDA	Sao Paulo, Brazil

Vista Research, Inc.	California, USA

(a) 75% owned